EXHIBIT 15.2

CONSENT OF GEOLOGIST

I hereby consent to the inclusion and reference of statements made by me regarding the Murray Property of Evolving Gold Corp. in the Amendment No. 2 to Form 20-F Registration Statement dated February 25, 2005 to be filed by Evolving Gold Corp. with the United States Securities and Exchange Commission.

Dated the 25th day of February, 2005

/s/ Gary Vivian
Gary Vivian
Consulting Geologist